UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CSS Industries Inc.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2005 Annual Meeting of Stockholders of CSS Industries, Inc. will be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, August 2, 2005, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1.       Elect a board of seven directors;

2.       Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 6, 2005, you may vote at the Annual Meeting.

By order of the board of directors, MICHAEL A. SANTIVASCI Secretary

Philadelphia, Pennsylvania
June 16, 2005

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy in the envelope provided.

CSS INDUSTRIES, INC.
1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2005 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders (“Meeting”) to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, August 2, 2005 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. We are sending this proxy statement and the accompanying form of proxy to stockholders beginning on June 16, 2005.

WHO CAN VOTE

Stockholders of record at the close of business on June 6, 2005 may vote at the Meeting. On the record date, 10,435,659 shares of CSS common stock, par value $.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of CSS shares.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. Any other matter to be voted on at the Meeting requires the affirmative vote of the holders of a majority of the shares present either in person or represented by proxy.

You may vote at the Meeting by attending in person and submitting a ballot or by completing and properly submitting the enclosed proxy. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s choices. For the election of directors, votes may be cast in favor or withheld. Votes that are withheld will not be counted in the vote and will have no effect, other than to determine the presence of a quorum. Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, and a “broker non-vote” generally is not counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the board of directors. If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You may also revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy whether or not you plan to attend the Annual Meeting.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee engaged KPMG LLP (“KPMG”) as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2005. A representative of KPMG is expected to attend the Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to your questions.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2005 and March 31, 2004 and other fees billed by KPMG for services in those fiscal years were as follows:

Type of Fee	2005	2004

Audit Fees	$1,295,000	$627,000	(1)
Audit-Related Fees	—	—
Tax Fees	$130,490	$69,174
All Other Fees	—	—

	$1,425,490	$696,174

(1)	Includes $50,000 billed after publication of the Proxy Statement for the 2004 Annual Meeting of Stockholders.

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no audit-related fees paid in 2005 or 2004.

Tax Fees

Tax fees of $125,860 and $58,400 were paid for tax compliance in 2005 and 2004, respectively. Such compliance services included assistance with tax return preparation. Tax fees for tax advice and tax planning in the amount of $4,630 and $10,744 were paid in 2005 and 2004, respectively.

All Other Fees

There were no fees paid in 2005 or 2004 for products and services provided by KPMG other than the services referred to above.

CSS SECURITY OWNERSHIP

The following table shows all persons who we know to beneficially own at least five percent of our common stock as of June 6, 2005, unless otherwise noted. The table also shows, as of that date, all beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” below and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)

Dimensional Fund Advisors Inc.	726,238	(3)	6.96%
Royce & Associates, LLC	884,619	(4)	8.48%
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc	1,471,950	(5)	14.11%
Ellen B. Kurtzman	2,318,175	(6)	22.21%
Scott A. Beaumont	0		*
James H. Bromley	268,238	(7)	2.57%
Stephen V. Dubin	440,645	(8)	4.22%
David J. M. Erskine	242,053	(9)	2.32%
Jack Farber	458,755	(10)	4.40%
Leonard E. Grossman	147,345	(11)	1.41%
James E. Ksansnak	55,834	(12)	*
Rebecca C. Matthias	2,500	(13)	*
Michael L. Sanyour	42,060		*
Steven A. Cohen	78,102	(14)	*
Clifford E. Pietrafitta	151,314	(15)	1.45%
All directors and executive officers of CSS as a group (fifteen (15) persons, including the individuals named above)	1,915,794	(16)	18.36%

*	Ownership is less than 1 percent of the class.

(1)
“Beneficial ownership” is determined in accordance with Securities and Exchange Commission (“SEC”) regulations. Therefore, the table lists all shares as to which a person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 6, 2005 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote and to direct disposition of the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 10,435,659 shares of common stock outstanding at June 6, 2005.

(3)
This information is as of March 31, 2005 and is derived from Form 13F filed with the SEC on May 9, 2005. Dimensional Fund Advisors Inc. (“Dimensional”) is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional has disclosed in a Schedule 13G filed with the SEC on February 9, 2005 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over these shares. For purposes of the relevant SEC regulations, Dimensional is deemed to be the beneficial owner of such shares; however, Dimensional expressly disclaims that it is the beneficial owner of such shares.

(4)	This information is as of March 31, 2005 and is derived from Form 13F filed with the SEC on May 11, 2005. Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, NY

10019. Royce disclosed in a Schedule 13G filed with the SEC on January 21, 2005 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)
This information is as of March 31, 2005 and is derived from Form 13F filed with the SEC on May 13, 2005 by T. Rowe Price Associates, Inc. (“Price Associates”) and supplemental information provided by Price Associates. Price Associates is located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates has advised us that these shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. Price Associates has further advised us that it has sole voting power over 511,150 of the shares listed in the table, T. Rowe Price Small Cap Value Fund, Inc. has sole voting power over 926,300 of such shares and an institutional investor has sole voting power over the remaining 34,500 shares. For purposes of the relevant SEC regulations, Price Associates is deemed to be a beneficial owner of the shares listed; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(6)
Ms. Kurtzman, Mr. Farber’s daughter, has a business address at 1105 North Market Street, Wilmington, DE 19801. She owns 83,667 shares directly. In addition, the shares shown in the table include the following: 136,776 shares held by the Farber Family Charitable Lead Annuity Trust, for which Ms. Kurtzman is the sole trustee; 665,151 shares held by a trust for the benefit of Jack Farber, for which Ms. Kurtzman is the sole trustee; 351,042 shares held by a trust for the benefit of Vivian Farber, her mother, for which Ms. Kurtzman is the sole trustee; 83,475 shares held by trusts for the benefit of two of Ms. Kurtzman’s children, for which Ms. Kurtzman serves as co-trustee with her mother; 89,714 shares held by two trusts, one for the benefit of Ms. Kurtzman’s son and the other for the benefit of Ms. Kurtzman’s nephew, for which Ms. Kurtzman serves as co-trustee with her brother; 158,350 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Kurtzman, her mother, her father and her brother; and 750,000 shares held by Delv, L.P. (the “Partnership”). Ms. Kurtzman has voting and investment power over the shares owned by the Partnership in her capacity as the sole director, President, Treasurer and Secretary of Delv, Inc. (“General Partner”), the general partner of the Partnership. The General Partner owns a 0.1 percent interest in the Partnership, and the remaining 99.9 percent interest in the Partnership is owned by the 2003 Farber Family Trust, of which Ms. Kurtzman is the sole trustee. As a limited partner, the 2003 Farber Family Trust does not have the power to vote or dispose of the shares owned by the Partnership and it does not otherwise have voting or investment power with respect to such shares. One half of the outstanding common stock of the General Partner is owned by each of two trusts, for which Ms. Kurtzman serves as the sole trustee. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. Ms. Kurtzman disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Partnership and by the aforementioned trusts to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table include options to purchase 27,000 shares of common stock.

(8)
The shares shown in the table include options to purchase 2,150 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Dubin, Farber and Pietrafitta are the members and, together with Mr. Erskine, the directors. As a matter of policy, the Farber Foundation, will not vote the shares of common stock that it owns. Mr. Dubin disclaims beneficial ownership of the shares held by the Farber Foundation.

(9)
The shares shown in the table include options to purchase 171,877 shares of common stock, 6,000 shares owned by Mr. Erskine’s wife and 750 shares owned by a trust for the benefit of Mr. Erskine’s stepson, for which Mr. Erskine’s wife serves as a co-trustee with another person. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Dubin, Erskine, Farber and Pietrafitta are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Erskine disclaims beneficial ownership of all such shares owned by his spouse, by the trust for the benefit of his stepson and by the Farber Foundation.

(10)
Mr. Farber owns 153,510 shares directly. In addition, among the shares beneficially owned by Mr. Farber are 80,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; 83,475 shares owned by trusts for the benefit of two of Mr. Farber’s grandchildren, for which Mr. Farber’s wife serves as co-trustee with his daughter, Ellen B.

Kurtzman; 109,711 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son; and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Dubin and Pietrafitta are the members and, together with Mr. Erskine, the directors. Not included in the number of shares beneficially owned by Mr. Farber are an additional 48,639 shares held by the Farber Family Foundation, Inc. as to which Mr. Farber’s daughter, Ellen B. Kurtzman, has sole voting and investment power. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(11)	The shares shown in the table include options to purchase 39,000 shares of common stock.

(12)	The shares shown in the table include 16,834 shares owned by a trust for the benefit of Mr. Ksansnak and options to purchase 39,000 shares of common stock.

(13)	The shares shown in the table include 1,000 shares owned jointly with Ms. Matthias’ spouse and options to purchase 1,500 shares of common stock.

(14)	The shares shown in the table include options to purchase 72,514 shares of common stock.

(15)
The shares shown in the table include options to purchase 97,488 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Dubin, Farber and Pietrafitta are the members and, together with Mr. Erskine, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock owned by it. Mr. Pietrafitta disclaims beneficial ownership of the shares held by the Farber Foundation.

(16)	The shares shown in the table include options to purchase a total of 532,462 shares of common stock.

ELECTION OF DIRECTORS

Our board of directors currently has nine members. One current director, Michael L. Sanyour, is ineligible for re-election because of an age limitation provision in our bylaws and is retiring from membership on the board of directors. Additionally, Stephen V. Dubin, a current director and Executive Vice President and General Counsel of CSS, is retiring as an officer and employee of CSS effective August 2, 2005, and is not standing for re-election as a director. As a result, we are reducing the size of our board of directors to seven members. Directors who are elected will hold office until the 2006 annual meeting of stockholders and until the election and qualification of their respective successors. The board of directors, upon the recommendation of its Nominating and Governance Committee, has nominated for election as directors the persons whose names are listed below, all of whom are presently directors of CSS. The board of directors believes all of these persons will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the board of directors, or the board of directors may decide to reduce the number of directors, in each instance after consideration of the recommendation of its Nominating and Governance Committee.

The board of directors recommends a vote FOR the election of all the nominees listed below.

Please review the following information about the nominees for election to our board of directors.

Scott A. Beaumont
Mr. Beaumont, 51, has been Co-founder, Chairman and Chief Executive Officer of Sugartown Worldwide, Inc., a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark, since 1993. He has served as one of our directors since February 2005.

James H. Bromley
Mr. Bromley, 66, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail

Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

David J. M. Erskine
Mr. Erskine, 58, has been our President and Chief Executive Officer since June 1999. From August 1996 to May 1999, he served as President and from February 1997 to May 1999, he also served as Chief Executive Officer of Scott Paper Limited, a manufacturer and distributor of tissue products, located in Ontario, Canada. He has served as one of our directors since July 1999.

Jack Farber	Mr. Farber, 72, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Leonard E. Grossman	Mr. Grossman, 70, has been a private investor since 1989. Mr. Grossman has served as one of our directors since 1982.

James E. Ksansnak
Mr. Ksansnak, 65, has been Chairman of the Board and a Director of Tasty Baking Company since May 2003. He served as Vice Chairman of ARAMARK Corporation from May 1997 to February 2001 and currently serves on its Board of Directors. Mr. Ksansnak has served as one of our directors since 1988.

Rebecca C. Matthias
Ms. Matthias, 52, has been President and a director of Mothers Work, Inc. since 1982. She also has served as Chief Operating Officer of Mothers Work, Inc. since January 1993. She has served as a member of the Board of Directors of Russell Corporation since October 2004. Ms. Matthias has served as one of our directors since 2003.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board of Directors (the “Board”), the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of the CSS website. Also available on the Investors page are other corporate governance documents, including the Code of Ethics and Internal Disclosure Procedures, the Code of Business Conduct, the Charter of the Audit Committee, the Charter of the Nominating and Governance Committee and the Charter of the Human Resources Committee. You may access these documents at www.cssindustries.com/investors. This and each of the other references in this Proxy Statement to our website is intended to be an inactive textual reference only.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, Leonard E. Grossman, James E. Ksansnak, Rebecca C. Matthias and Michael L. Sanyour has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee are independent within the meaning of the NYSE rules.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i)
A Director will not be independent if: (1)(A) the Director is a current partner or employee of the Company’s internal or external auditor, or (B) an immediate family member of the Director is either (x) a current partner of such a firm or (y) a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (C) within the preceding three years the Director or an immediate family member of the Director was a partner or employee of the Company’s present or former external auditor and personally worked on the Company’s audit within that time; or (2) currently, or within the preceding three years: (A) the Director is or was employed by the Company; (B) an immediate family member of the Director is or was employed by the Company as an executive officer; (C) the Director, or an immediate family member of the Director is or was employed as an executive officer of another entity, as to which any of the Company’s executive officers at the same time served on the compensation committee of such other entity; (D) the Director, or an immediate family member of the Director received, during any twelve month period, more than $100,000 in direct compensation from the Company, other than Director related fees; or (E) the Director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the Director, is or was employed by an entity that made payments to, or received payments from the Company for property or services in an amount which in any of the Company’s fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii)
Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards.

Executive Sessions of Non-Management Directors

James H. Bromley, Chairman of the Nominating and Governance Committee, has been chosen to preside at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board. Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Mr. Bromley c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Mr. Bromley will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as he deems appropriate.

The Board and Board Committees

The Board held nine meetings during our past fiscal year. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders but encourages all directors to attend. All of the Board members attended the 2004 Annual Meeting of Stockholders.

CSS has an Executive Committee, an Audit Committee, a Human Resources Committee, and a Nominating and Governance Committee, as well as two committees that respectively administer CSS’ 1995 Stock Option Plan for Non-Employee Directors (the “1995 Plan”) and CSS’ 2000 Stock Option Plan for Non-Employee Directors (the “2000 Plan”). The Human Resources Committee performs the functions typically performed by a compensation committee.

Executive Committee

The members of the Executive Committee are Messrs. Bromley, Farber (Chairman) and Sanyour. The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

The Executive Committee held one meeting and acted by unanimous consent eight times during our past fiscal year.

Audit Committee

The members of the Audit Committee are Messrs. Bromley, Grossman (Chairman) and Ksansnak. The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the Securities and Exchange Commission; oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Committee. The Audit Committee also oversees CSS’ internal controls and periodically discusses with management CSS’ major risk exposures and steps that management has taken to monitor and control such exposures.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

The Board has determined that Messrs. Bromley, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approvals by a member are reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

The Audit Committee’s Charter may be reviewed on the CSS website at www.cssindustries.com/investors.

The Audit Committee met ten times and acted by unanimous consent three times during our past fiscal year.

Human Resources Committee

The members of the Human Resources Committee are Ms. Matthias and Messrs. Bromley, Ksansnak (Chairman) and Sanyour. The Human Resources Committee oversees the development and implementation of CSS’ compensation and benefit policies, plans and programs. In addition, the Human Resources Committee annually evaluates the compensation of the Chief Executive Officer and the other executive officers of CSS and all employees of CSS and its subsidiaries with an annual base salary over $150,000 through the 2005 fiscal year and $175,000 commencing in the 2006 fiscal year; determines the amounts and individual elements of compensation for the Chief Executive Officer and (after evaluation in conjunction with the Chief Executive Officer) the other executive officers of CSS and all employees of CSS and its subsidiaries with an annual base salary over $150,000 through the 2005 fiscal year and $175,000 commencing in the 2006 fiscal year; evaluates the terms and administration of CSS’ annual and long term incentive compensation plans; evaluates and makes recommendations to the Board with respect to the terms and administration of CSS’ equity-based plans; approves revisions to CSS’ executive salary range structure and salary increase guidelines; periodically evaluates CSS’ employee benefit programs; makes grants and has general administration authority under the 2004 Equity Compensation Plan (the “2004 Plan”); and has general administration authority over stock options previously granted under the 1994 Equity Compensation Plan (“1994 Plan”).

The Charter of the Human Resources Committee may be reviewed on the CSS website at www.cssindustries.com/investor.

The Human Resources Committee met three times and acted by unanimous consent seven times during our past fiscal year.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Ms. Matthias and Messrs. Bromley (Chairman) and Sanyour. The Nominating and Governance Committee is responsible for identifying qualified individuals for board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Charter for the Nominating and Governance Committee may be reviewed on the CSS website at www.cssindustries.com/investors.

The Nominating and Governance Committee met three times during our past fiscal year.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee shall consider attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees. Pursuant to the By-Laws of the Company, directors will not be nominated for election in the calendar year in which they reach their 75th birthday.

Stockholders can recommend candidates for nomination by writing to Mr. Bromley, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. In order to enable consideration of the candidate in connection with our 2006 Annual Meeting of Stockholders, a stockholder must submit the following information by 120 days before the one-year anniversary of the date of mailing of CSS’ proxy materials for the 2005 Annual Meeting of Stockholders: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS’ common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. The manner in which the Nominating and Governance Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. Scott A. Beaumont was recommended as a nominee to stand for election as a director by two non-management directors.

1995 Plan and 2000 Plan Committees

The members of the Stock Option Committee under both the 1995 Plan and the 2000 Plan are Messrs. Farber, Erskine and Dubin, pursuant to provisions of these plans specifying that such plans shall be administered by a Committee of the Board of Directors consisting of directors who are not eligible to participate in the plans. The committees administer the 1995 Plan and the 2000 Plan, respectively. Both the 1995 Plan and the 2000 Plan provide for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committees. Grants under the 1995 Plan were made from 1996 until 2000. Grants under the 2000 Plan have been made since 2001 and additional grants thereunder will be made in 2005.

The 1995 Plan and 2000 Plan Committees did not meet or act by unanimous consent during our last fiscal year.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board)

CSS has a Code of Ethics and Internal Disclosure Procedures applicable to all employees, including officers, which contain specific provisions relating to the chief executive officer and senior financial employees of CSS. This document is available on the CSS website at www.cssindustries.com/investors. Among other things, the Code of Ethics and Internal Disclosure Procedures are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the Securities and Exchange Commission and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics and Internal Disclosure Procedures provide for the prompt internal reporting of violations and contain provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics applicable to the Board. This document is available on the Investors page of the CSS website at www.cssindustries.com/investors. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Ethics and Internal Disclosure Procedures and our Code of Business Conduct and Ethics by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual fee of $20,000, as well as $850 for attendance at each meeting of the Board or its committees or for each consultation with management relating to his or her duties as a director, and is entitled to participate in the 2000 Plan. In addition, each chairperson of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee receives an additional annual fee of $4,000. The 2000 Plan provides for the automatic grant to each non- employee director of nonqualified stock options on the last business day of November, annually through 2005, to purchase 6,000 shares of our common stock, at an exercise price equivalent to the closing price per share of our common stock on the last trading date preceding the date the options are granted. Accordingly, each non-employee director, other than Mr. Beaumont who was not a director at that time, received an automatic grant of options to purchase 6,000 shares of common stock on November 30, 2004 at an exercise price of $32.13 per share. The options vest as to 25 percent of the underlying shares on each of the first four annual anniversaries of the grant date, and expire ten years following the grant date.

DISCLOSURE WITH RESPECT TO CSS’ EQUITY COMPENSATION PLANS

The following table shows information as of March 31, 2005 about the 1994 Plan, 1995 Plan, 2000 Plan and 2004 Plan, which are CSS’ only equity compensation plans currently in effect and were approved by the stockholders of CSS.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,847,016	$21.35	2,166,000
Equity compensation plans not approved by security holders	—	—	—

Total	1,847,016	$21.35	2,166,000

OUR EXECUTIVE OFFICERS

The names and biographical information of those executive officers who are not standing for election as directors are set forth below. Our executive officers are elected annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal.

Steven A. Cohen
Mr. Cohen, 51, has been our Vice President — Licensing since June 1999. From October 1989 to June 1999, he served as Executive Vice President of Disguise Inc., a manufacturer and distributor of costumes, and its predecessor in interest.

Stephen V. Dubin
Mr. Dubin, 67, has been our Executive Vice President since June 1999. From May 1996 to June 1999, he served as Senior Vice President — Law and Human Resources. Mr. Dubin has also been our General Counsel since 1978. From 1978 to May 1996, he also served as a Vice President of CSS, and he served as our Secretary from 1978 until August 2004. He has served as one of our directors since November 1995. Mr. Dubin will retire as an officer and employee of CSS in August 2005, and he is not standing for re-election as a director.

Richard L. Morris
Mr. Morris, 59, has been our Vice President — Chief Information Officer since December 2004. From July 2001 until November 2004, as Managing Director of Xernon Technology Solutions, LLC, and from September 2000 until June 2001, as President of CIO Solutions, he provided independent management consulting services to assist clients with the formulation of information technology-enabled business strategy and information technology oversight. In prior positions, Mr. Morris served as Vice President — Chief Information Officer of Exide Corporation from March 2000 to September 2000, Vice President — Chief Information Officer of Wellspring Resources, LLC from 1997 to 1999, Vice President — Chief Information Officer of BetzDearborn Inc. from 1994 to 1997, Vice President — Information Systems of U.S. Healthcare from 1992 to 1994, Vice President — Chief Information Officer of Perkin Elmer from 1990 to 1992, and Senior Vice President of Fidelity Bank from 1985 to 1990.

John J. Nucero
Mr. Nucero, 46, has been our Vice President — Internal Audit since August 2002. From January 2000 to August 2002, Mr. Nucero served as Vice President — Business Development. For over five years until December 1999, he served in various capacities with Paper Magic Group, Inc. (“Paper Magic”), most recently as its Senior Vice President — Finance. Paper Magic is a subsidiary of CSS.

Clifford E. Pietrafitta	Mr. Pietrafitta, 43, has been our Vice President — Finance since November 1995 and has been our Chief Financial Officer since January 1999. From 1991 to January 1999, he was our Treasurer.

Michael A. Santivasci
Mr. Santivasci, 38, has been our Secretary since August 2004, and our Assistant General Counsel since August 2003. From April 1997 until August 2003, he served as a Corporate Attorney in the CSS legal department, and from September 2000 until August 2004, he also served as an Assistant Secretary of CSS.

Stefanie L. Smoke
Ms. Smoke, 38, has been our Treasurer and an Assistant Secretary since December 2001. Ms. Smoke has been our Corporate Controller since May 2000. From April 1997 to May 2000, she served as Vice President of Finance and Accounting of Kitchen & Company, Inc., a retailer of houseware products.

EXECUTIVE COMPENSATION

The following table shows the total compensation of our Chief Executive Officer and the four other most highly compensated executive officers for services performed for the fiscal years ended March 31, 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE
				Long Term Compensation

		Annual Compensation		Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)

David J. M. Erskine	2005	455,000	256,514	19,400	82,422	(1)
President and Chief	2004	442,000	697,717	19,351	48,408
Executive Officer	2003	426,063	411,487	0	65,006

Jack Farber	2005	400,000	212,743	0	50,034	(1)
Chairman of the Board and	2004	429,250	631,589	0	45,091
Former President and	2003	426,063	365,766	0	60,132
Chief Executive Officer of CSS

Stephen V. Dubin	2005	292,000	153,749	8,600	33,891	(1)
Executive Vice President	2004	292,000	477,850	12,750	32,199
and General Counsel	2003	281,703	290,203	0	42,587

Steven A. Cohen	2005	265,000	64,833	7,600	14,256	(1)
Vice President — Licensing	2004	258,000	179,346	7,500	18,887
	2003	245,495	102,415	0	23,075

Clifford E. Pietrafitta	2005	220,000	139,240	9,100	22,109	(1)
Vice President — Finance	2004	207,000	356,737	8,700	21,455
and Chief Financial Officer	2003	190,475	197,858	0	28,080

(1)	Represents contribution by CSS under a supplemental executive retirement plan.

Stock Option Grants in Fiscal 2005

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Stock Option Term(3)
Name					5% ($)	10% ($)

David J. M. Erskine	19,400	5.4	34.12	4/19/2009	416,283	1,054,943
Jack Farber	—	—	—	—	—	—
Stephen V. Dubin	8,600	2.4	34.12	4/19/2009	184,538	467,655
Steven A. Cohen	7,600	2.1	34.12	4/19/2009	163,080	413,277
Clifford E. Pietrafitta	9,100	2.5	34.12	4/19/2009	195,267	494,844

(1)	These stock options were granted under the 1994 Plan. The stock options vest as to one quarter of the underlying shares on each of the first four anniversaries of the date of grant.

(2)	The exercise price is equal to the last sale price of a share of CSS common stock as reported on the NYSE on the trading day preceding the date of grant.

(3)
Amounts represent hypothetical gains that could be achieved for the respective stock options if exercised at the end of the Stock Option term. These gains are based on assumed rates of stock price appreciation of five percent and ten percent compounded annually from the date the respective stock options were granted to their expiration date based upon the exercise price. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of stock option exercises or sales of appreciated stock.

On April 21, 2005, stock options were granted under the 2004 Plan to the officers named in the Summary Compensation Table other than Messrs. Farber and Dubin. The number of shares of common stock underlying grants made to these officers is as follows: Mr. Erskine, 19,800; Mr. Cohen, 7,700; and Mr. Pietrafitta, 9,600. The exercise price of the stock options was $33.20, which was the closing price per share for CSS common stock reported on the NYSE on the last trading date preceding the grants.

Fiscal Year End Stock Option Exercises and Stock Option Values

The table below shows information regarding stock options exercised during the fiscal year ended March 31, 2005 and the value of unexercised options at March 31, 2005 held by our five most highly compensated executive officers.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Stock Options at March 31, 2005		Value of Unexercised In-the-Money Stock Options at March 31, 2005 ($)(1)
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David J. M. Erskine	132,000	1,995,020	189,190	42,013	3,592,808	344,638
Jack Farber	0	0	0	0	0	0
Stephen V. Dubin	62,320	1,144,742	64,997	23,788	1,141,013	227,077
Steven A. Cohen	0	0	68,739	16,525	1,277,543	136,684
Clifford E. Pietrafitta	0	0	93,038	19,263	1,764,302	155,365

(1)	Based on $36.55 per share, which was the last sales price of CSS common stock reported on the NYSE on March 31, 2005.

Supplemental Executive Retirement Benefits and Other Deferred Compensation Arrangements

Under applicable provisions of the Code, we are required to disregard an employee’s annual compensation in excess of a specified dollar amount ($210,000 in 2005 and $205,000 in 2004) in determining the profit-sharing plan contribution that is made on behalf of such employee. We established our supplemental executive retirement plan (“SERP”) to provide additional retirement benefits to eligible employees, with regard to compensation in excess of this dollar limit.

Under the CSS SERP, all eligible employees in the United States are entitled to have an amount credited for their benefit on our books equal to the product of (x) the percentage then used in deriving the dollar amount approved by the relevant participating company’s board as such company’s profit sharing plan contribution for such calendar year and (y) the difference between the employee’s total cash compensation for such calendar year and the dollar amount of the compensation limitation. Participant balances are adjusted by the investment performance of various investment benchmarks as selected by the participant. All amounts payable to any employee for whose benefit amounts have been credited represent an unsecured debt of CSS.

Under an agreement dated March 3, 1993, Mr. Dubin became eligible for certain unfunded non-qualified annual retirement benefits and death benefits. Benefits are payable upon termination of active employment. A pre-retirement death benefit is also available under this agreement. The annual retirement benefit is a fixed annual payment of $58,123 for fifteen years. Although we had no obligation to fund the benefits provided by this agreement, we purchased a life insurance policy on the life of Mr. Dubin to provide funding for such benefits.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent as determined in accordance with applicable SEC rules and NYSE rules relating to governance and operates under a written charter adopted by the Board.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable auditing standards and to issue a report on them. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee has also considered the results of management’s assessment of the effectiveness of internal controls over financial reporting, performed pursuant to applicable SEC rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and it has held discussions with management and the independent accountants concerning such results. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. The Company’s independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Committee discussed with the independent accountants that firm’s independence.

The Committee meets with the Company’s internal audit staff and its independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the quality of the Company’s financial reporting.

Based upon the Committee’s review of the consolidated financial statements and discussion with management, internal audit staff and the independent accountants described above, the Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Leonard E. Grossman, Chairman James H. Bromley James E. Ksansnak

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee is comprised of four directors, all of whom are independent as determined in accordance with applicable SEC rules and NYSE rules relating to governance and operates under a written charter adopted by the Board.

The Human Resources Committee oversees the development and implementation of compensation policies, plans and programs designed to encourage the enhancement of our profitability, and consequently stockholder value. These objectives are addressed by relating a substantial portion of the compensation of our senior management to our financial performance. In essence, this portion of compensation is “at-risk” incentive compensation that is tied in part to an executive’s contribution to the successful financial performance of CSS. The Human Resources Committee administers and makes grants under the 2004 Plan and has general administration authority over the 1994 Plan, under which grants were made by the Human Resources Committee until the expiration, on November 4, 2004, of the period of time during which grants could be made under the 1994 Plan. In addition to providing incentives for financial performance, annual and longer term incentive compensation is designed to attract and retain members of senior management who possess outstanding abilities and to motivate them to achieve excellent performance.

Our compensation program for senior management consists of base salary, annual performance bonuses, and longer term incentive compensation which may be in the form of stock options, restricted stock grants, stock appreciation rights and stock bonus awards, as well as benefits available generally to our employees (including retirement benefits under profit sharing plans) and supplemental retirement plans or deferred compensation agreements. The “at-risk” portion of the compensation program is significant relative to overall compensation.

On an annual basis, the Human Resources Committee reviews base salary levels for our executive officers and for employees of CSS and its subsidiaries with base salaries exceeding $150,000 per annum through the 2005 fiscal year and $175,000 per annum commencing in the 2006 fiscal year. The Committee utilizes in part compensation survey information and also takes into consideration the position’s complexity, responsibility and whether the position addresses a need for special expertise. For the 2005 fiscal year, the Human Resources Committee approved a 3.0 percent overall increase in the salary fund following consideration of management’s recommendations and summarized survey information. Base salaries also reflected individual experience and the extent to which individual preset performance objectives had been achieved. These objectives addressed, among other things, budgetary goals, integration of acquired businesses, development of sourcing capabilities, development of human resources strategies, inventory control, staff development, financial reporting quality, license acquisition and corporate development. We considered the recommendations of the President and Chief Executive Officer of CSS in determining the 2005 fiscal year compensation levels of the other executive officers and of employees of CSS and its affiliates having base salaries in excess of $150,000 per year. The Human Resources Committee applied no specific weight to these factors.

Incentive compensation for our executive officers was provided under a bonus pool that was initially derived by multiplying the base salary of each eligible employee by a specified percentage, which differed among the eligible employees, thereby establishing a “target” bonus opportunity amount for each eligible employee. This target bonus opportunity amount was contingent upon achievement of a target level of earnings per share established by the Human Resource Committee, with the bonus opportunity amount being reduced if this target level of earnings per share is not achieved and increased if this target level is exceeded. The amount of the reduction or increase is based on the extent to which actual earnings per share is less than or exceeds the target level. The Human Resources Committee also established a “threshold” level of earnings per share, below which no incentive compensation would be awarded.

Sixty percent of each executive officer’s potential bonus payment was based on CSS’ level of earnings per share, with no payment being awarded if earnings per share did not reach the designated threshold level, and 60 percent of the target bonus opportunity amount being awarded if the target level of earnings per share was achieved. If the actual level of earnings per share exceeded the threshold but not the target, 60 percent of a smaller bonus opportunity amount would be awarded, and 60% of a higher bonus opportunity amount would be awarded if the target level of earnings per share was exceeded. The remaining 40 percent of each executive officer’s potential bonus payment was based upon the achievement of personal objectives established in advance of the fiscal year, but was also entirely contingent on achievement of the threshold level of earnings per share.

The pre-established personal objectives for the 2005 fiscal year addressed, among other things, costs savings, development of sourcing capabilities, return on investment, succession planning, inventory control, staff development, financial reporting quality, license acquisition and corporate development. For the fiscal year ended March 31, 2005, CSS’ earnings per share exceeded the threshold level but was less than the target level, so the Company performance portion of the bonus payment awarded to each executive officer was less than the bonus payment attributable to the target level of earnings per share. Payment of the individual performance portion of the bonus amount varied among executive officers based on the Committee’s determination of the executive’s achievement of his or her performance objectives.

In determining Mr. Erskine’s base salary, the Human Resources Committee has taken into consideration pay levels of chief executive officers of other companies of comparable size, the base salary levels of other officers of CSS and the Committee’s assessment of Mr. Erskine’s overall management strengths and achievement of preset performance objectives, including budgetary goals, staff development and succession planning and development of sourcing capabilities. The Human Resources Committee did not apply any specific weight to these factors. Mr. Erskine’s incentive compensation was determined based upon the same bonus criteria applicable to other executives. For the 2005 fiscal year, Mr. Erskine’s target bonus opportunity amount was equivalent to 125% of his base salary, reflecting the amount that would be awarded with full achievement of his preset personal objectives and achievement of the target level of earnings per share. Individual performance criteria applicable to 40 percent of Mr. Erskine’s potential bonus payment included certain financial and operational improvements of a CSS business unit, meeting the corporate budget, succession planning and sourcing development. As was the case with other executives, Mr. Erskine received a bonus payment based on the achievement by CSS of earnings per share in excess of the threshold level but less than the target amount and was awarded a portion of the remaining potential bonus payment based on partial achievement of his performance goals.

The Human Resources Committee has annually considered the desirability of granting to officers and certain other employees of CSS and CSS’ principal operating subsidiaries stock options, restricted stock grants and stock appreciation rights under the 1994 Plan until the November 2004 expiration of the period of time during which grants could be made under the 1994 Plan. Since November 2004, the Human Resources Committee has done so with respect to these grants and awards, as well as with respect to other equity based awards, under the 2004 Plan. The Human Resources Committee typically applies a formula to determine the number of options to be granted to an executive. Generally, the number of options granted to an executive is determined by dividing the dollar amount of a specified percentage of an executive’s base salary (which ranges from 75% to 150% among our executive officers, depending upon their positions) by the market price of a share of CSS common stock at the time of grant. However, the Committee may determine to utilize a price per share of CSS common stock that is in excess of the market value of a share of CSS common stock, or to otherwise adjust the number of options granted to an executive based on such factors as the Committee may deem appropriate. There is no specific criteria relating to the use of a price that is above the market price or relating to other factors the Committee may determine to apply. The number of options granted to executive officers in the 2005 fiscal year was based on the aforementioned formula utilizing the market price of a share of CSS common stock at the time of the grant. Options awarded to Mr. Erskine were determined utilizing the same methodology as applied to other executives. In applying the aforementioned formula, a factor of 150% was applied to Mr. Erskine’s salary.

Payments relating to the fiscal year ended March 31, 2005 to our senior management under the various programs discussed above were made following consideration of Section 162(m) of the Internal Revenue Code, which limits the deduction that may be claimed by a “public company” for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers unless the compensation qualifies as “performance-based compensation.” The 1994 Plan and the 2004 Plan were designed to enable stock options and stock appreciation rights granted under such plans generally to qualify as “performance-based compensation.”

HUMAN RESOURCES COMMITTEE James E. Ksansnak, Chairman James H. Bromley Rebecca C. Matthias Michael L. Sanyour

Performance Graph

The graph below compares the cumulative total stockholders’ return on our common stock for the period from April 1, 2000 through March 31, 2005, with (i) the cumulative total return on the Standard and Poors 500 (“S&P 500”) Index and (ii) a peer group, as described below (assuming the investment of $100 in our common stock, the S&P 500 Index, and the peer group on April 1, 2000 and reinvestment of all dividends).

The peer group utilized consisted of American Greetings Corporation, Blyth, Inc., Department 56, Inc., Russ Berrie and Company, Inc. and Enesco Group, Inc. We have selected this group as our peer group because they are engaged in businesses that are sometimes categorized with our business. However, our management believes that a comparison of our performance to this peer group will be flawed, because the businesses of the peer group companies are in large part different from ours. In this regard, we compete with only one division of American Greetings, Blyth is principally focused on fragranced candle products and related candle accessories, competing only with some of our products, and the other companies principally sell collectible and/or giftware items.

CERTAIN TRANSACTIONS

On March 16, 2005, as part of our issuer tender offer in which we purchased 1,739,760 shares of our Common Stock, we purchased 385,898 shares of our Common Stock from three of our directors, one of our executive officers who is not a director and the beneficial owner of greater than 10% of our Common Stock as follows: Mr. Dubin, 43,289 shares; Mr. Farber, 77,920 shares (all of which were owned by a trust over which he has shared investment power); Mr. Grossman, 12,987 shares; Mr. Nucero, 4,330 shares; Ellen B. Kurtzman, 204,083 shares (including 77,920 shares personally owned by her, 86,578 shares owned by family trusts over which she has sole investment power, and 39,585 shares owned by the Farber Family Foundation over which she had sole investment power); and Mr. Farber and Ms. Kurtzman, 43,289 shares owned by the Farber Family Foundation over which they have shared investment power. The purchase price for these and all other shares of CSS Common Stock purchased by us pursuant to the tender offer, $35.00 per share, was determined based upon the number of shares tendered and the prices specified by tendering stockholders through a modified “Dutch auction”, in which each tendering stockholder designated the price at which such stockholder’s shares were being tendered within a range of $30.00 to $35.00 per share. Pursuant to the modified Dutch auction process, we selected the lowest purchase price that enabled us to purchase 1,500,000 shares. Messrs. Dubin, Farber, Grossman, Nucero and Ms. Kurtzman did not specify a specific price at which they would tender their shares, but indicated that they would tender their shares at the price determined pursuant to our tender offer. In order to purchase 1,500,000 shares, we had to purchase shares tendered by some holders at $35.00 per share. Therefore, in accordance with SEC regulations, we purchased a pro-rated portion (due to oversubscription) of all tendered shares at $35.00 per share. In addition to the 1,500,000 shares, we offered to purchase, and as permitted by SEC regulations, we elected to purchase an additional 239,760 shares that had been tendered; thus, we purchased a total of 1,739,760 shares as part of the tender offer at a price of $35.00 per share.

On December 1, 2004, Richard L. Morris became an employee of CSS and was elected to the office of Vice President — Chief Information Officer of CSS. From November 2002 until November 2004, a company owned and managed by Mr. Morris, Xernon Technology Solutions, LLC (“Xernon”), provided technology consulting services to CSS and its subsidiaries. The total amount of fees and expense reimbursements paid by CSS to Xernon for services rendered since the beginning of our most recently completed fiscal year was $628,768. Effective December 1, 2004, Xernon ceased operations, except that two Xernon employees other than Mr. Morris continued to provide consulting services to CSS until December 31, 2004. On January 1, 2005, these two individuals were hired as employees of CSS. With respect to the services provided by these two employees from December 1, 2004 until December 31, 2004, CSS reimbursed Xernon for its actual out-of-pocket costs associated with compensating these employees. The total amount of such reimbursement is included in the amount set forth above. In connection with the hiring of Mr. Morris, CSS assumed Xernon’s then-remaining obligations under a lease for approximately 760 square feet of office space previously utilized by Xernon. This office space is now being utilized by CSS. The base rental payments assumed by CSS range from approximately $1,108 to $1,235 per month from December 1, 2004 until December 31, 2008, when the lease expires. The lease is subject to early termination effective December 31, 2006 at the election of CSS. Additionally, in March 2005, CSS purchased from Xernon certain office equipment and office furniture located at Xernon’s former offices for $7,384.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2005 were made on a timely basis, except as follows: As a result of an administrative error in our corporate office, Mr. Farber filed a report after the applicable due date with respect to his sale of 6,000 shares of CSS common stock on November 29, 2004 pursuant to a plan intended to comply with Rule 10b5-1(c).

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2006 Annual Meeting of Stockholders must be received by us on or before February 16, 2006 in order to be considered for inclusion in the proxy statement relating to the meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2006 Annual Meeting of Stockholders, and the proposal is received by us on or before May 2, 2006, we will provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci, Secretary

Philadelphia, Pennsylvania
June 16, 2005

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CSS INDUSTRIES, INC.

     The undersigned hereby appoints James H. Bromley, Rebecca C. Matthias and James E. Ksansnak, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, August 2, 2005, at 9:30 a.m. (local time) and any adjournments thereof.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder and in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. With respect to the election of directors, if directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY
ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CSS INDUSTRIES, INC.

August 2, 2005

Please date, sign and mail
your Proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

Election of Directors:
NOMINEES:
FOR ALL NOMINEES	Scott A. Beaumont James H. Bromley David J.M. Erskine Jack Farber Leonard E. Grossman James E. Ksansnak Rebecca C. Matthias

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person, giving full title as such.